                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        MEDICAL DEVICE TECHNOLOGIES, INC.
               (exact name of registrant specified in its charter)

         Utah                                           58-1475517
    --------------                                 ---------------------
State of incorporation)                     (IRS Employer Identification Number)

       9171 Towne Centre Drive - Suite 355 - San Diego, California - 92122
                    ----------------------------------------
                    (Address of principal executive offices)

                         1998 STOCK COMPENSATION PLAN I
                            (Full title of the plan)

                    M. Lee Hulsebus, Chief Executive Officer
                        Medical Device Technologies, Inc.
                 9171 Towne Centre Drive - Suite 355
                          San Diego, California 92122
                    (Name and address of agent for service)

                                 (619) 455-7127
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

  Title of         Amount     Proposed Maximum     Proposed Maximum     Amount Of
Securities To      To Be       Offering Price          Aggregate       Registration
Be Registered    Registered     Per Share (1)      Offering Price (1)      Fee
-------------    ----------   ----------------     ------------------  ------------
COMMON SHARES     100,000          $1.00                $100,000           $100
$0.15 par value                                                        (minimum fee)
TOTAL                                                                      $100.00


    (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

        Note: The document(s) containing the information concerning the 1998 Stock Compensation Plan I (the "Plan") of Medical Device Technologies, Inc., a Utah corporation (the "Registrant" or the "Company"), dated April 1, 1998 required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule
428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
------------------------------------------------

        The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

        a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; and

        b. The Company's Current Report on Form 8-K's issued April 16, 1998.


        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

        Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.
----------------------------------

        The authorized stock of the Company consists of 100,000,000 authorized shares of Common Stock, par value $.15 per share, 436,262 shares of which were outstanding as of December 31, 1997; and 10,000,000 authorized shares of Preferred Stock par value .01 per share, of which no shares of Preferred Stock were outstanding.

Common Stock

        Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

        All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Preferred Stock

        6% Cumulative Convertible Series A Preferred Stock

        The Company originally issued 1,847,500 shares of 6% Cumulative Convertible Series A Preferred Stock, par value $.01 per share (the "Preferred Stock") pursuant to an underwritten public offering ("Offering") on June 24, 1996. Each share of Preferred Stock was convertible into four thirty-fifths (4/35) shares of Common Stock at a price of $43.75 per share of Common Stock. In accordance with their terms and conditions of the Preferred Stock on July 24, 1997, any and all shares of Preferred Stock were automatically converted into shares of Common Stock. Accordingly, there are currently no shares of Preferred Stock issued and outstanding, and all of the originally issued 1,847,500 shares of Preferred Stock have been retired and have become authorized but unissued shares of Preferred Stock.

Other Preferred Stock

        As of the date hereof, there are no shares of preferred stock issued and outstanding. The Company's Articles of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing any shares of preferred stock, there can be no assurance that it will not do so in the future. If the Company issues preferred stock, such issuance may have a dilutive effect upon the common shareholders, and the purchasers of the securities offered hereby.

Warrants

        The Warrants were issued in registered form pursuant to an agreement, dated the date of the June 24, 1996 Prospectus (the "Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent").Upon completion of the June 24, 1996 Offering including overallotments purchased by the underwriter of the offering (the "Representative"), the Company had an aggregate of 56,358 Warrants outstanding, including the 7,071 Warrants issued to the Selling Security holders including exercise of the Representative's Over-Allotment Option purchase of an additional 2,857 Warrants.

        The Warrants are no longer publicly traded. The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been previously filed as an exhibit to the Company's Registration Statement.

        Each Warrant entitles the holder to purchase two (2) shares of Common Stock at an exercise price of $131.25 per Warrant ($65.625 per share of Common Stock (the "Exercise Price") commencing July 24, 1997 and ending June 23, 1999 (the "Expiration Date"), and is redeemable by the Company at a redemption price of $1.75 at any time after October 23, 1997 on not less than 30 days' prior written notice, provided that the closing sales price of the Common stock on the principal exchange on which the Common Stock is traded (if then listed on a national securities exchange) or the average closing bid quotation for such shares in the over-the-counter market (if then traded in the over-the counter market), for a period of 20 consecutive trading days ending within 10 days prior to the date of the notice of redemption delivered by the Company, has been at least $87.50. The Redeemable Warrants will be entitled to the benefit of adjustments in the Exercise Price and in the number of shares of Common Stock and/or other securities deliverable upon exercise thereof in the event of a stock dividends, stock split, reclassifications, reorganizations, consolidations or merger and upon certain issuances of shares of Common Stock, or securities convertible into or exercisable for shares of Common Stock, at a price per share below the exercise price of the Common Stock. The Company may at any time decrease the exercise price or change certain of the redemption terms of the Redeemable Warrants for a period of not less than 30 days on not less than 30 days written notice to the holders of the Redeemable Warrants and the Representative.

        After the Expiration Date, the Warrants will become wholly void and of no value. The Company may at any time extend the Expiration Date of all outstanding Redeemable Warrants for such increased period of time as it may determine. The Warrants may be exercised at the office of the Warrant Agent. If any Warrants are called for redemption, such Warrants must be exercised prior to the close of business on the last day before the date of such redemption or the right to purchase the applicable shares of Common Stock is forfeited.

        No holder, as such, of Warrants shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Warrants have been duly exercised and the Purchase Price has been paid in full.

        The Warrants provide that the Company shall not be obligated to issue shares of Common Stock upon exercise of the Warrants unless there is a current prospectus relating to the Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Commission, and unless such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. In accordance with the Securities Act, a prospectus ceases to be current nine months after the date of such prospectus if the information therein (including financial statements) is more than 16 months old or if there have been other fundamental changes in the matters discussed in the prospectus. Although the Company has agreed to use its best efforts to meet such regulatory requirements in the jurisdictions in which the Securities are sold in this Offering, there can be no assurance that the Company can continue to meet these requirements. The Securities are not expected to be qualified for sale or exempt under the securities laws of all states. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the secondary market or may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified. In this event, the Company would be unable legally to issue the shares of common stock to those persons desiring to exercise the Warrants unless and until the shares of Common Stock could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdiction. No assurances can be given that the Company will be able to effect any required registration or qualification. The value of the Warrants could be adversely affected if a then current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not available pursuant to an effective registration statement or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside. Under the terms of the agreement under which the Warrants will be issued, the Company is not permitted to redeem such warrants unless a current prospectus is available at the time of notice of redemption and at all times to and including the date of redemption.

        As a result of the Warrants and the Representative's Warrants being outstanding, the Company may be deprived of favorable opportunities to obtain additional equity capital, if it should then be needed, for its business.

Transfer Agent, Registrar and Warrant Agent

        The Company has appointed Corporate Stock Transfer, Inc., 370 17th Street, Denver, Colorado 80202 as transfer agent and registrar for the Common Stock, 6% Cumulative Convertible Series A Preferred Stock and the Warrants and as Warrant Agent under the Warrant Agreement.

ITEM 5. Interests of Named Experts and Counsel.
-----------------------------------------------

        David Wagner & Associates, P.C., Attorneys at Law, special securities counsel to the Registrant for the purpose of this Registration Statement, and whose opinion as to the legality of the issuance of the Shares hereunder is attached hereto as Exhibit 5, own approximately 14,000 common shares of the Registrant.

ITEM 6. Indemnification of Directors and Officers.
--------------------------------------------------

        Registrant's Articles of Incorporation and Bylaws and the Utah General Corporation Law provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

Item 7. Exemption From Registration Claimed.
--------------------------------------------

        Not applicable.

ITEM 8. Exhibits.
-----------------

Exhibit
Number    Description

4.1       1998 Stock Compensation Plan I, dated April 1, 1998.

5         Opinion of Counsel, David Wagner & Associates, P.C.

24.1      Consent of BDO Seidman, LLP, Independent Certified Public Accountants.

24.2      Consent of David Wagner & Associates, P.C. (Included in Exhibit 5).

Item 9.   Undertakings
----------------------

        1. The Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 13th day of May, 1998.

                  MEDICAL DEVICE TECHNOLOGIES, INC.

                  By: /s/ M. Lee Hulsebus
                  -----------------------
                  Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                 TITLE                            DATE
---------                 -----                            ----

/s/ M. Lee Hulsebus       Chief Executive Officer,         May 13, 1998
----------------------    President, Principle
                          Accounting Officer and
                          Secretary

/s/ Don L. Arnwine        Director                         May 13, 1998
----------------------

/s/ Arthur E. Bradley     Director                         May 13, 1998
----------------------

/s/ William A. Clarke     Director                         May 13, 1998
----------------------

/s/ Thomas E. Glasgow     Director                         May 13, 1998
----------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        MEDICAL DEVICE TECHNOLOGIES, INC.
                        ---------------------------------
               (Exact name of Issuer as specified in its charter)

                                  EXHIBIT INDEX

Exhibit
Number   Description

4.1      1998 Stock Compensation Plan I, dated April 1, 1998.

5        Opinion of Counsel, David Wagner & Associates, P.C.

24.1     Consent of BDO Seidman, LLP,  Independent Certified Public Accountants.

24.2     Consent of David Wagner & Associates, P.C. (Included in Exhibit 5).